Exhibit 5.16

CONSENT OF SRK CONSULTING (CANADA) INC.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

SRK CONSULTING (CANADA) INC.

By:	/s/ Glen Cole
Glen Cole
Authorized Signor

Dated: September 1, 2022